UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 3

(Print or Type Responses)
1.  Name and Address of Reporting Person*

Schappert                     Keith                   M.
(Last)                        (First)                 (Middle)

c/o Federated Investors Inc.
1001 Liberty Avenue
(Street)

Pittsburgh                    PA                      15222
(City)                        (State)                 (Zip)


2.  Date of Event Requiring Statement  (Month/Day/Year)
      12/19/2002

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4.  Issuer Name and Ticker and Ticker or Trading Symbol

      Federated Premier Municipal Income Fund   FMN

5.  Relationship of Reporting Person(s) to Issuer:  (Check all if applicable)
___ Director                _________10% Owner
___ Officer (give title below)            X         Other (specify below)

Director Federated Investment Management Company

6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

                  Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security      2. Amount of   3. Ownership   4. Nature of Indirect
   (Instr. 4)                Securities     Form:          Beneficial
                             Beneficially   Direct (D)     Ownership (Instr. 5)
                             Owned          or
                             (Instr. 4)     Indirect
                                            (I)
                                            (Instr. 5)
No securities owned.





     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative      2.  Date           3.  Title and Amount of Securities         4.Conversion5.          6.
   Security                    Exercisable        Underlying Derivative Security (Instr.  or         Ownership   Nature of
   (Instr. 4)                  and Expiration     4)                                      Exercise   Form of     Indirect
                               Date                                                       Price of   Derivative  Beneficial
                               (Month/Day/Year)                                           Derivative Security:   Ownership
                                                                                          Security   Direct (D)  (Instr. 5)
                                                                                                     or
                                                                                                     Indirect
                                                                                                     (I)
                                                                                                     (Instr. 5)
                            Date      Expiration        Title          Amount or Number
                            ExercisableDate                             of Shares
No securities owned.





     ** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Keith M. Schappert              December 19, 2002
**Signature of Reporting Person     Date